Exhibit 99.1

Columbia Property Trust, Inc.
Conference Call
Thursday, October 24, 2019 5:00 p.m.

Executives:
E. Nelson Mills - President, CEO & Director
James A. Fleming - Executive Vice President & CFO
Matt Stover - Director of Finance & Investor Relations

Analysts:
Michael Robert Lewis - Director and Co-Lead REIT Analyst
Mitchell Bradley Germain - Managing Director and Senior Research Analyst
John Kim - Senior Real Estate Analyst
Sheila Kathleen McGrath - Senior Managing Director
Vikram Malhotra - Vice President

Presentation
Operator
Good afternoon and welcome to the Columbia Property Trust Third Quarter 2019 Conference Call.
[Operator Instructions] Please note that this event is being recorded.
I would now like to turn the call over to Matt Stover, Director of Investor Relations. Please go ahead, sir.
Matt Stover
Thank you. Good afternoon, everyone, and welcome to our Third Quarter 2019 Columbia Property Trust Investor Conference Call.
On the call with me today are Nelson Mills, President and Chief Executive Officer; Jim Fleming, Executive Vice President and Chief Financial Officer; and other members of our senior management team.
Our results were released this afternoon, and our quarterly supplemental package, which can be found on the investor relations section of our website and on file with the SEC on Form 8-K. We filed our 10-Q with the SEC this afternoon. And an audio replay of this call will be available by this time tomorrow.
Statements made on today's call regarding expected operating results and other future events are forward-looking statements and involve risks and uncertainties. A number of factors could cause actual results to differ materially from those anticipated, including those discussed in the Risk Factors section of our 2018 Form 10-K. Forward-looking statements are made based on our current expectations, assumptions and beliefs; as well as information available to us at this time. Columbia undertakes no obligation to update any information discussed on this conference call.
During this call, we will also discuss certain non-GAAP financial measures. Reconciliations to comparable GAAP financial measures can be found in our supplemental financial data.
With that, I will turn the call over to Nelson Mills.
E. Nelson Mills
Thank you, Matt. Welcome, everyone, and thank you for joining us.
This afternoon, we reported the results from another strong quarter, reflecting the success of our strategy, the quality of our portfolio and the hard work of our entire team. We have created one of the best-positioned portfolios in the entire office sector. We feature attractive, modernized properties located in some of the most desirable neighborhoods within "high barrier to entry" gateway markets. We have also taken key strategic steps to enhance our ability to create value for our shareholders. Our properties continued to experience strong demand, as evidenced by high occupancy and substantial increases in rental rates. They are ideally located, with attractive structural and functional qualities. Today's most forward-looking companies require these features to attract, retain and inspire a dynamic and energetic workforce. You can see evidence of this in the quality of our tenant roster and in the same-store results we continue to generate quarter after quarter.
At Columbia, we maintain a very disciplined but proactive approach to capital allocation, investment selection and leasing. We are always looking ahead for opportunities to further improve our portfolio and strengthen our operating platform, with a focus on growing cash flow and net asset value. And while we maintain a disciplined approach, we take decisive action to capture these opportunities. This has been on full display over the last several years, and it's clearly visible in our operating and financial results which Jim will walk you through shortly, but first, I'd like to discuss the key tenets of our strategy and highlight our most recent decisions to generate growth opportunities.
Our primary goal is value creation for our shareholders as measured by cash flow and NAV growth, and we have 2 key drivers: disciplined investment in capital management and operational excellence. Our investment strategy has been to thoughtfully recycle capital over time and to better growth opportunities. We have diligently disposed of more than $4 billion of noncore assets after repositioning them to maximize exit value along the way. That capital has been redeployed into very select submarkets with strong demand and tight supply and some of the most competitive markets in the country. Choosing the right properties within those submarkets is even more important, and the choices we have made continue to pay off for our shareholders.
As you know, our legacy Atlanta assets did not fit within the strategy. And after selling One and Three Glenlake earlier this year, we have now completed our exit of the Atlanta market with the sale of Lindbergh Center. These sales have positioned us with 90% of our portfolio now located in New York, San Francisco and Washington, D.C. The sales generated combined net proceeds of nearly $400 million that we can now deploy into new growth opportunities. One such opportunity is our ground-up development at 799 Broadway. This property is attracting strong interest from multiple high-quality tenants, including a mix of well-established blue chip names and exciting new growth opportunities. As a reminder, 799 Broadway is located adjacent to Union Square Park, an ideal live-work-play location next to one of New York's most active transportation hubs. We are confident that this building's prime location and attractive and efficient design will command substantial leasing at very attractive rates well before construction is completed. In addition, we're also under contract on an exciting redevelopment project at 250 Church Street in Tribeca. This property is located in the heart of one of Manhattan's most attractive neighborhoods, a high-end residential submarket that has very limited modern office supply. Our vision for 250 Church is to create highly desirable boutique office space that, like 799 Broadway, will attract strong interest from top tenants at impressive rental rates.
Despite being 97% leased today, we continue to find opportunities to unlock value and grow cash flows across the portfolio. Our highly talented and motivated team leased almost 200,000 square feet during the third quarter, making it our most productive leasing quarter this year. Notable leases signed during the quarter include renewals of Crédit Suisse at 650 California, Deluxe Creative Services at 218 West 18th Street in Chelsea and Tetra Tech in Pasadena. As Jim will discuss in a moment, we also generated our highest re-leasing rate spreads of the year on both a cash and a GAAP basis. While our portfolio repositioning and transaction activity has drawn much of the attention over the last few years, we can't overemphasize our tremendous leasing success. Over the past 3 years, we have leased more than 2 million square feet in our core markets at an average 43% rollup in rents.
Finally, I want to highlight a key strategic step for Columbia. As announced last week, we are very excited to have entered into an agreement to acquire Normandy Real Estate Management. The integration of this complementary platform will significantly enhance Columbia's capabilities, relationships and pipeline of opportunities in New York, D.C. and Boston. The $100 million acquisition, which is expected to close by year-end, will be largely funded with CXP shares valued at $26.50 per share. Within the acquisition, Columbia will capture substantial revenue streams that should be modestly accretive to FFO, with minimal impact on our corporate G&A.
Joining forces with Normandy is a natural fit both operationally and culturally. Founded in 2002, Normandy is a leading real estate operator with respect to development and management team. And we're already working hand-in-hand with them on 2 development projects, 799 Broadway and 250 Church Street. By bringing together these 2 talented and accomplished teams, we expect to establish a competitive force within our New York and D.C. markets. The acquisition brings us an expanded platform, deeper execution strengths and greater access to capital, all of which enhance our long-term growth potential. We're very pleased to welcome the Normandy team to Columbia, including Finn Wentworth, who will join our Board of Directors; and Jeff Gronning, who will become our Chief Investment Officer; as well as Gavin Evans and Paul Teti, who will also join our senior leadership team.

In summary. Columbia has just produced another quarter of impressive operational and financial results. We have embedded growth in our existing properties, a pipeline of new value-add projects that further add to our growth prospects. And we'll soon have the broadest and most capable platform in our history to drive value creation for our shareholders. It all comes back to the core drivers of our success: the strategic positioning we've accomplished through our unique investment strategy and, of course, the hard work of our talented team. We continue to seek even more opportunities to enhance shareholder value, including the potential repurchase of our own discounted shares. I look forward to keeping you updated on our progress.
With that, I will now turn the call over to Jim to provide additional detail on our results and to share our updated outlook for the year.
James A. Fleming
Thanks, Nelson. And we appreciate everyone joining the call today.
2019 continues to be a strong year for Columbia. And for the third quarter, we produced normalized FFO of $0.39 per share, our highest level in the year; and same-store NOI growth of 6.5%, putting us right in line to meet our full year expectation of 8% to 10%.
Despite low vacancy and limited rollover, our team was able to lease 198,000 square feet during the quarter, including a couple of key leases at 218 West 18th Street in New York and at 650 California Street in San Francisco. Again this quarter, we saw very high leasing spreads, 53% on a cash basis and 77% on a GAAP basis. As you know, achieving higher rental rates on renewal and replacement leases is a key driver of future growth in both NOI and FFO.
Our balance sheet remains strong and has benefited further from the sale last month of Lindbergh Center. As of September 30th, we had net debt-to-adjusted EBITDA of 5.9x, which is down from 6.1x in June and 6.6x in March. Our net debt-to-gross real estate assets also improved to 28%, down from 30% in June and 32% in March. And except for a small construction loan on 799 Broadway, we have no debt maturities until 2022, and we have more than $4 billion of unencumbered properties.
Our financial strength gives us substantial capital to deploy as we move ahead with our strategy. We will continue to seek attractive value-add development and redevelopment projects in our key markets. In addition, now that the Normandy transaction has been announced publicly, we have the ability to repurchase our own shares, which we see as a compelling value. You can expect us to be more active in this regard, utilizing our newly repurchased authorization that was put into effect in August but always acting opportunistically and balancing against all the investment options at hand .
Turning to our updated outlook for 2019. We are once again raising the anticipated range for normalized FFO due to our continued strong financial performance and the later than originally anticipated sale of Lindbergh. Our original full year range was $1.35 to $1.40, which we raised after the first quarter and again after the second quarter. And today, we are raising the range again from $1.42 to $1.46, up to $1.47 to $1.49. The rest of our guidance estimates remain unchanged, including year-end leased percentage of 96% to 98% and same-store cash NOI growth of 8% to 10%.
In summary. 2019 continues to be a strong year for Columbia, and we're pleased with our third quarter results. We will provide guidance ranges for 2020 normalized FFO and other metrics on our next call, but we continue to believe we can again achieve same-store cash NOI growth in the high single digits, which will result in solid 2020 FFO despite our recent noncore dispositions. We're also excited about our upcoming acquisition of Normandy, and as Nelson explained, we expect this transaction will be modestly accretive to our 2020 FFO per share. However, we believe the real value from this combination will come from the track record, relationships and capabilities of the larger platform. And as we move forward into next year, we will be focused on leveraging our platform to find value creation opportunities while maintaining a strong balance sheet and disciplined underwriting.
With that, Nelson and I would now be pleased to take your questions.
Question and Answer

Operator
[Operator Instructions] Your first question comes from the line of John Kim with BMO Capital Markets.
John Kim

Thank you, I was wondering if you could provide an update on 149 Madison. I know it's probably a fluid situation with WeWork, but where does that project stands today? And I think on the last call you mentioned that occupancy may start as soon as this quarter, and I'm wondering if that's still the case.
E. Nelson Mills
Yes. John, thanks for the question. So yes, just as a quick reminder, we have WeWork in 3 locations around the country, about 70,000 feet each in D.C. and California. Both of those are highly utilized high occupancy situations, and we're monitoring all that with all the news with WeWork. On case of 149 Madison, this building is under construction, under build-out by -- the lease has commenced. Cash flow begins next summer, in June. WeWork is in a process of building out the space. They are working actively. They're well along in the process. We originally believed and we're told that 2 subsidiaries of WeWork would likely occupy the space. With all the changes, it’s not entirely clear whether that will be the case. We do think the space will be ready in a few months. We are told -- we're speaking with the senior -- the new senior people at WeWork, and we are told that they are very confident in their ability to occupy that space either with some of their companies or enterprise tenants. And they have plenty of demand stacked up. So that's what -- they're doing the work. That's what we're being told. We have no reason to believe that we won't have full occupancy there, but we're keeping a close eye on it.
John Kim
Is your preference to keep with the status quo just given your existing relationship with them? Or is there a plan B, even plan C, that you're actively considering?
E. Nelson Mills
Well, first of all, they have a legal right to the property. They're under a 15-year lease, and as long as they're not in default, it's their property. They're paying us a good rate. We struck it. We've discussed in the past we think we struck a good deal for our investors with good credit enhancement and good terms. If they have the ability and the desire to continue the space, then they'll be a great tenant and great outcome. If that changes for any reason, we're very confident that, that building is -- would be in high demand. And it's Midtown South property, which is what our focus is. It's why we were attracted to the building, in the first place. We're very confident that an alternative use would be -- would work out just fine, but for the time being, that's where it is. They're a current -- they're the current tenant. And we've got some good options either way, I think.
John Kim
Okay. Just switching to Normandy. Can you discuss -- I know you talked about it a little bit on your prepared remarks, but can you discuss how you plan to grow the business, what kind of assets under management you're looking to acquire? Will it be kind of more on the private equity side, as far as the funds that you're looking to raise? And will they be sourcing transactions truly in the East Coast? Or can they be looking at other markets as well, including the West Coast?
E. Nelson Mills
Yes. So Normandy's focus has been New York, Boston and D.C., the Northeast Corridor. And they have quite a good reputation there, and they have a lot of good things going on there. At the core of their business are 2 funds. Funds III and Funds IV are currently active. We are acquiring the GP interests in those funds. They have several years, each has several years of -- to run. And so we will step in as the manager; and we'll, look, obviously collect fees for managing those funds. Those funds invest in various projects which also have other direct investors at the project level, and those investors pay fees as well.
And those are longer-lived income streams as well. In addition to that, there is various property management, third-party property management. There are development fees, leasing fees. And it's a very healthy, vibrant business that Normandy has developed. And they're -- we're stepping in. We're merging 2 companies together. Really it's at their peak they have a very successful story, and so we're very excited about that. All of those income streams may not last forever. Most of them are quite durable. And we together will decide what we renew and continue, but the real reason -- as Jim mentioned, the real reason for the merger was just the talent, the reputation this company has, the complement to our team and our platform and the ability to go forward and create value together. Sources of capital will include project-level equity and debt raise as those opportunities arise. It remains to be -- we'll decide at some point whether to do another fund. That's certainly a possibility, or we could go with direct project- by-project financing. And we'll -- we certainly are going to be -- we're going to take great care of the Funds III and IV investors and play those out. And then from there, we'll have -- hopefully, have various options for raising new capital and doing new projects together. So yes, again, very excited about the opportunity, great fit. It was not -- Normandy was not looking to sell their company. We're partners together. We -- this really started as a discussion on how we could do more together, how we can strategically align the 2 companies. And a few months ago, we came to the conclusion that putting the companies together was the best answer for both of us. So that's how we got to this point. That is not necessarily signaling that we’re going to dive headlong into a bunch of new development projects. We do have an active pipeline. We're all looking at opportunities, but you've still got the same discipline or the management team that Columbia shareholders had before, directing those efforts. So we'll continue to be thoughtful and disciplined about it, but we now have more weapons, more tools, more -- or broader relationships, access to capital. We just think it really elevates our game on many fronts, and that's the reason to do it.
John Kim
So how does this impact your acquisition pipeline as it stands? Are you still looking to do more value-add core-plus type of acquisitions? Are you looking to do more redevelopments...
E. Nelson Mills
Yes. We will certainly -- and as you know, we've actually launched 2 development projects relatively small relatively to the overall portfolio in the last year or 2, both of those with Normandy. We do have a couple of projects we're looking at with Normandy that are potential value-add projects. We also have some core, core-plus assets both in New York and San Francisco that we're looking at, and even D.C. We keep an eye on the D.C. market. So no. At any point in time, probably 15% to 20% would be a cap on our at-risk -- the at-risk portion of our portfolio. The more we leased and the more successful we are, the more we can do more value add. We do not plan to significantly expand the percentage of our shareholder dollars that are at risk on opportunistic investments.
Operator
Your next question comes from the line of Vikram Malhotra with Morgan Stanley.
Vikram Malhotra
Just another question on Normandy. Could you clarify the payment or the $100 million? Can you break that up into if there's an earnout component based on any metrics? And if not, just how is the payment structured between what's paid now versus maybe what's more deferred?
James A. Fleming
Hey Vikram, this is Jim. That's a very good question, and it was something that we gave a lot of thought to and was part of the way the deal was structured. So just to put everybody on the same page: This $100 million, $13.5 million of that is cash that's paid at closing. And the other $86.5 million is -- are these OP units. They're essentially shares at $26.50. And we went into this and Normandy went into this with the idea that there should be some tie-in to where it wouldn't all be vested upfront. The -- there are 3 original principals, plus one investor, in Normandy. And roughly 2/3 of that vest right away, and the other 1/3 is held back and vest over really a 3-year period. And that's some of that is shared, by the way, with other key members of the team that are going to come to work for us. So some of that 1/3 is going to folks who have been employees of Normandy to really tie them in and align them with shareholders. And then the rest goes to Normandy former principals. So there's a substantial amount at stake going forward that's tied to continuing to work for us, and it was structured that way on purpose.
E. Nelson Mills
And just to add to that -- yes. Just to add to that, Vikram. As Jim mentioned there at the end, a portion of the purchase price is tied to retention of key employees. And then also as important in these key senior employees that are coming over, will join our senior management team, they're being compensated just like the rest of our senior team is. Much of their compensation is tied to shares, is tied to performance for -- of our shareholders and can vest over several years. So we think there's a lot of alignment and retention and all those features built in.
Vikram Malhotra
Got it. Okay. And then just separate question on just the buybacks versus sort of acquisitions here. Can you sort of update us on how you're thinking about buybacks just given the way the stock is relative to your view of NAV?
James A. Fleming
Sure, Vikram. We -- just so everyone is clear: We just -- we have not bought shares back in some time. The reason -- which we really couldn't discuss. The reason was that we had this transaction pending; and we thought it might, our lawyers especially thought it might, be a problem for us to be buying shares with this transaction pending. Now that's behind us. It's been announced, and so we'll be free going forward to buy shares. We did renew our authorization with the new $200 million in August. So we are free to go to do that. And we do, we have bought shares at this price level and even a bit higher in the past. The reason is we think this price is compelling versus our NAV and it's really intrinsic value of the company. And so we do want to keep the business going forward. And we do -- there's a strategic value in doing some value add where we can add value, but we think it's there's very clear value in the stock and I think you should expect us to see some share repurchases. I -- we're going to be opportunistic, so I'm not going to lay it out and wouldn't really be able to lay it out that clearly, but we're now able to get in the market and we see a lot of value.
Operator
Your next question comes from the line of Sheila McGrath with Evercore.
Sheila Kathleen McGrath
Yes. Nelson, I was wondering if you could help us understand how you thought about the valuation of Normandy, how you arrived at $100 million and also the $26.50 share price.
E. Nelson Mills
Hi Sheila, so it was a heavily negotiated price, as you can imagine. I mentioned earlier Normandy really wasn't looking to sell and exit. And we have our bankers. They have their bankers. We looked at cash flow streams, the various cash flow streams I mentioned earlier, yes. So I mentioned some are more durable than others. Some would have a higher cap rate multiple than others. And so we -- it was a negotiated price. Our Board was very involved from the beginning with our advisers and bankers, but we looked at comparable multiples from other management companies. And again, we feel like it was a very fair deal, as obviously Normandy owners did. But heavily everyone negotiated but largely based on a valuation of multiple streams. We -- multiples on cash flow streams. We -- obviously there's enterprise value there beyond that. It's a talented team. It's a great fit with us. There are a lot of intangible reasons to -- valuations that you could add on to that, but we were very pleased with the quality of cash flow streams and the multiple we paid for those. So we're going to take that very seriously like we would with any investment. And we were confident that we got good value for our shareholders, but it was heavily negotiated over several months process.
Sheila Kathleen McGrath
Okay. Great. And then on the, you said in your comments, minimal impact to G&A. Do you mean that there is incremental G&A from this transaction, but the fee streams more than offset that incremental G&A.
E. Nelson Mills
That's right. I mean we did -- you're putting together 2 companies that have a lot of similarities in terms of platform and structure and operations and so forth, so there were some redundancies and synergies there. We had about 100 people. They had a little bit more than 100 people. And putting the 2 companies together, again over several months of planning, there were several positions eliminated on both sides, and so we were very conscious of that and trying to get to an efficient structure and efficient platform. So there were some real savings there on putting the 2 companies together. And then a lot of the incremental costs that we're bringing on, people were bringing on are tied directly to income streams, property management, development projects, fund management. And so those are allocated to the projects and don't really affect the corporate G&A. So we'll give more details on this later in the year or when we provide guidance for next year at the latest, but the incremental corporate G&A, which just doing straight-up standard allocations, we think, is going to be very modest. The increase will be very modest to what we're reporting today.
Sheila Kathleen McGrath
Okay. Great. And I was wondering if you could give us an update on the interest level at 799 Broadway. I think that'll be completed sometime next year and just wondering how that marketing effort is going.
E. Nelson Mills
We do expect the property to deliver late next year. And that's going on that side at this point quite well, a lot of interest on the tenant prospect side. We have entertained and -- or having conversations around a couple of offers already on substantial portions of the building. These are high-profile and good-quality tenants. Still we -- nothing is not -- we're not on the verge of inking anything just yet, but we're very encouraged by the level of activity. And it's just we're going to have a lot of choices there in terms of who we choose, and we're very confident in meeting our expectations on the rate of return. So I know it's a bit vague, but we're confident we'll have something to announce in not a too-distant future.
Sheila Kathleen McGrath
Okay. And one quick one for Jim just on G&A in the quarter. I see you did separate. I'm assuming that $2 million-some amount is related to Normandy costs, but away from that, the G&A did decline sequentially by $1 million or more. Could you help us understand that?

James A. Fleming
Sure, Sheila. It's the G&A for us and probably most companies tends to be a little bit lumpy. We have director stock grants in the second quarter that -- of course, that would cause that one to be higher than the third quarter. And then there are just various things. I'm getting into the weeds, but any expectation gets forfeited in the third quarter. So it swings around a little bit. So it's not unusual to see it bump up and down a little bit quarter-to-quarter, but I will say this. I'd say we're on track to meet our range. We feel very good about that. In fact, we're pushing towards the low end of the range, we believe. So we feel that G&A is under control.
Operator
[Operator Instructions] Your next question comes from the line of Mitch Germain with JMK -- JMP Securities.
Mitchell Bradley Germain
Nelson, did I hear you mention Boston again is a target market? Is that...
E. Nelson Mills
Yes.
Mitchell Bradley Germain
And is that -- so is that an assumption that maybe deal activity -- or you feel a little more constructive about growing there? Obviously it's been pretty tough, so far.
E. Nelson Mills
Yes, yes. Thanks for the question, Mitch. I know we sound a bit schizophrenic about Boston sometimes. We're in. We're out. As you know, we've owned a -- as you mentioned, we own a property there, a well-performing property, a great property, there at 116 Huntington in Boston. We have kept a close eye on Boston. We've actually bid on a few opportunities there over the years. We do not have a team there, and we have -- we focus more on Manhattan and San Francisco, but we've always liked Boston. We've always considered it as a potential fourth market. It's a very tight, competitive market, much like San Francisco today. So it's tough. It's competitive, but given our history and interest there, given Normandy's history, track record, relationships there, it's a market we're going to pay more attention to. So there's nothing imminent there. There's no, there's nothing actively in the pipeline, but I think this is a market we're going to get more serious about.
Mitchell Bradley Germain
Okay. And then talking about getting serious about Boston, you're getting -- it seems like you're getting serious a little more a bit about buying back stock. I mean we -- over the past couple of years, we've seen these levels before, but we've seen a bit of a reluctance to acquire stock possibly because you've had deals that you felt pretty constructive about as well. A, maybe what does say about the deal pipeline? Or b, why maybe the change here in posture towards buybacks?
James A. Fleming
Sure, Mitch. We just haven't been in the market. And it's been we haven't really been able to explain why, but the reason has been this pending transaction. It's kept us out of the market. That's now announced, and so we are free to go into the market. And meanwhile, we've got a pretty good balance sheet. We have sold our 2 Atlanta noncore properties during this time frame. And as you can see, our debts down below 30%. And it's -- and the stock is trading at a big discount to what we think it's worth. So there is value there, and I think it's our job to go address that. Now strategically we got to keep in mind other situations where we may be able to create value with real estate. And we're in a capital-intensive business, but I think part of our job is to go create value and capture value where we can.
E. Nelson Mills
Yes. And Mitch, just to reiterate: Over the last 2 quarters, our lack of share buybacks was entirely related to this. We thought this was a material -- this transaction is material-enough development that we had to stay out. It wasn't in any way reflective of -- obviously we understand the shares are trading substantially below value. It's a great use of shareholder dollars. As Jim said, we do have to balance it with other opportunities. We do have to -- scale and other factors aren't an issue, but we'll see a different, you'll see a different stance going forward.
Mitchell Bradley Germain
Got you. Last one from me. I -- it seems like I kind of interpreted Normandy as about -- as more of a acquire-to-hire type of a transaction. And it sounds like you're suggesting you don't really have a specific plan about how to leverage the organization. It seems like from a talent level you like what you're getting, but you may consider funds. You may consider separate account investments as -- I mean I think one of the things the investment community seems to dislike is uncertainty, so over the course of next couple of months as you finalize the transaction, should we expect a little more of a clearer plan of how you intend to work together going forward?
E. Nelson Mills
Yes, absolutely. And to be clear, Mitch: Raising capital, private capital, is absolutely in plan. We have this powerhouse organization of, Normandy, in addition to being great on the real estate performance side, they're are also excellent fund managers, investment managers. They have a good reputation there. We want to use that. Plus, we have a fair amount of private capital under our management with Allianz and Blackstone, so we will absolutely use that. The question is whether it will be a fund or a club or just private capital or project-by-project basis. Those are the things that we'll provide more clarity around. One of the things we're doing, the reason it's going to take us a couple months to close, is we're actually talking to existing investors of the Normandy platform. We're introducing ourselves to them. We're getting their consents for the transaction. In the process of doing that, we'll educate ourselves further on what those opportunities are to extend those relationships and to future investments. And we have our own relationships, and there will be new relationships. So we absolutely -- yes, it is a great cumulation of talent, and that is a major driver, but we do have a plan beyond that to renew and grow and further develop this business they've created. So yes, absolutely. More to come on that no later than our 2020 guidance but possibly before as we get this deal closed and we pull that story together. We understand. We totally understand your point about the uncertainty, and this is something we're going to focus on in the next couple months.
Operator
Your next question comes from the line of Michael Lewis with SunTrust.
Michael Robert Lewis
Are you able to tell us what that $2.4 million of transaction costs -- I, like Sheila, assume that, that was Normandy related, but maybe you could give a little more detail. And then can you share what additional costs might be, or should we expect to find that out when the deal closes?
James A. Fleming
Michael, that is Normandy. And it's lawyers and bankers fees, and there will be more. And I don't think we have an exact number yet, but it'll be -- that's a -- it's a substantial piece of it, though, that $2.4 million.
E. Nelson Mills
But more to come on that, Michael, when we close the transaction and we announce more details about the transaction and the impact going forward. We're -- as we mentioned, it's a good result both then on near term and the longer term, near-term accretive, modestly but -- and then the growth opportunities from there are something we're very excited about. More details to come on that soon.
James A. Fleming
Yes.
Michael Robert Lewis
Okay. Fair enough. And then is there anything more you could say about the fee streams? Maybe you're not quantifying those, but maybe even a sense of how much of these fees are investment management versus property management, versus leasing, versus development. Just kind of a sense of what you're kind of taking on here at day 1.
E. Nelson Mills
Well, Michael, we're not -- I guess we're not prepared to provide details on the stratification on those. I will say they're substantial long-term asset management fees, investment management fees, from the funds. The 2 funds, Fund III and Fund IV are at the core of the business. Yes, other fees like leasing, development, construction management, property management are significant. And while those aren't as long term and not quite as durable on their face, they are quite renewable given the platform, the relationships, the future opportunities and so forth. So we understand that they're not as durable and long term as rents on properties, but we also did not pay the same multiple when we're paying for a property. So we -- that was all taken to account. So yes, we'll break that down not only in terms of what we're hearing day 1 but what we expect -- back to Mitch's question earlier, what we expect the platform to look like going forward and sources of revenues and activities. We'll -- we can provide more information on that in a couple of months.

James A. Fleming
And I think, Michael, I know everybody is curious. We're not switching to a fee business. I mean we're going to have $100 million in this. And we got $5 billion in real estate, so this is not really the bulk of our business or the bulk of our revenues by any stretch. And you wouldn't expect us to do more of this. So I think really what's most relevant is what does it do for us going forward, and we'll provide some more clarity on that too as we provide guidance for next year. We just haven't been in a position to do that precisely enough yet but except to say it's modestly accretive, that the -- there are significant personnel costs, but of course it's accretive. So the fee stream, we believe, will be substantially more than the personnel costs. And we think it -- we really enhanced the platform. So that -- those are really -- I mean that last one is really the motivation for doing it. So again, it's not a big part of our investment portfolio by any stretch. And it's -- and we do feel that the price that was paid for the fee streams fit within what our bankers were expecting based on other transactions that have been done in the market, both public and private. And we felt that it needed to be that way so that we felt okay about the acquisition, but of course, the motivation was to expand the platform and to get the talent and the relationships and the track record and access to capital.
E. Nelson Mills
And Michael, when we say it's accretive, modestly accretive, that's on a per share basis.
James A. Fleming
Yes.
E. Nelson Mills
So we are issuing a few more shares in connection with the transaction. So it's producing enough net income to cover that -- those shares and be overall net accretive, again modestly, to all shares. So it's kind of it's a good short-, near-term outcome. As we've said, the near term is not the primary reason for doing this transaction, but unlike just going out and hiring talent and assembling that and organically, which would include costs but no revenues, this is the best of both worlds. You get a real business here, a viable, renewable, extendable business with also the great talent. So we think it's a very unique -- and on top of that, the cultural operational fit with a group that we already know very well. So for all those reasons, I mean, these transactions, these mergers are always difficult, as you know, but it's hard to imagine one that was a much more logical, better fit than this one.
Michael Robert Lewis
Got it. And then lastly, I just wanted to ask a New York cap rate question. It's been a long time now that investors have pushed back on these discounts to NAV by saying the NAVs aren't real or they're not right or the cap rates aren't right. You have bought back shares in the past, so I assume you still see a really wide difference between the public and private market valuations, but have you seen any movement in cap rates? Or kind of how do you respond to that kind of pushback?
E. Nelson Mills
Michael, we're out there competing both in New York and elsewhere on a weekly basis for that next opportunity, even things that we don't go for a second or third round on. We're out there very active. And there is still a lot of capital from all over the world aggressively chasing quality real estate, office real estate. And it is a bit of a bifurcated market right now. The new product, newly renovated product, renovated vintage product like we have is -- there's no evidence that pricing has cooled on notes at all. Some of the more standard commodity locations, commodity product is maybe not -- in our view, is not trading quite as well. Or there's not much interest. But overall I'd say cap rates of -- in New York appear to be holding up well and particularly for quality location and quality properties. That'd be our view. And that's from a buyer's -- from a potential buyer's point of view, as well as a seller.
Operator
Your next question comes from the line of Sheila McGrath with Evercore.
Sheila Kathleen McGrath
Yes. A quick follow-up. Any known move outs that we should be aware of? And were there any lease termination fees in the quarter?

James A. Fleming
Sheila, there weren't any material lease termination fees. I got to go look to make sure there's absolutely 0, but there weren't any material ones. And no -- there are not any material moveouts that we're anticipating. Of course, we’re well leased, we've got very limited rollover going forward. There are a couple of key leases that Nelson and I both mentioned one was the top 2 floors of -- in our 18th Street building. The one we referred to is Red Bull, but this was another tenant there. I think we've gone on some tours through that space. That got renewed and it's very substantial rollup. Our Credit Suisse on the top 2 floors at 650 California was also renewed, and it's substantial rollup. We did get 2 floors back at 650 California, but again that will be a very big rollup as we get that space leased. And we wish we had more space to lease in that building. So we are pretty tight right now. And I don't, we don't -- we're not concerned about that.
E. Nelson Mills
Sheila, we do have a couple of situations where we have a tenant in place. That tenant no longer need that much space and is considering a move or a vacate. However, the tenant is -- has good credit. The tenant is good for the rents. There's plenty of lease term left, but there's interest from other tenants at rollups to come and take this space. So those are great opportunities to have, and we may take advantage of those. There could be some news report on that the next couple months. That'll be good news. It's -- it won't move the needle overall, but it's a good story just again reaffirming the attractiveness of the space. So when you're 97.5% leased, it's difficult to find a whole lot of upside and activity, but we do have some of that around the portfolio that we can take advantage of.
Sheila Kathleen McGrath
Okay. Great. And just on the leasing spreads in the quarter. They were significant. I'm sorry if I missed this, but can you just tell us whether one specifically is driving that, or property? Just give us a little detail on the spreads.
James A. Fleming
Those two, Sheila, that I mentioned, that 18th Street in New York and 650 California, were the 2 big drivers. They were each around 30,000, 31,000 feet, so there was a -- and then there was one other significant lease.
E. Nelson Mills
It's Tetra Tech.
James A. Fleming
That was Tetra Tech, which is at our Pasadena property. So those were the 3. And that was -- between the 3 of those, those were over half of the leasing that was done in the quarter.
Operator
Your next question comes from the line of John Kim with BMO Capital Markets.
John Kim
Just a follow-up. Just a follow-up on Normandy just because it's been a recent transaction. So it's not an NAV-accretive deal. And it's modestly earnings accretive next year, but I was wondering. What does it do, as far as your earnings growth profile? Does having this platform accelerate growth going forward?
E. Nelson Mills
Yes, I think, absolutely, right. So just look at -- we're already doing, as you know, some development activity through partnerships with Normandy. And we're very excited about that. Whether or not we've done this transaction, we've very excited about that opportunity, but when you're partnering with a third party, you're paying fees. You're paying promote. You're sharing profits. And so just from that point of view, to have the capabilities in house to do that, that's -- in addition to that, construction management fees, other fee streams, other ways to generate that capital. So I think it does make that more profitable. It does make those opportunities more profitable for us, but in addition to that and more importantly, it gives us the opportunity to be more competitive to have a better chance at winning compelling opportunities; the ability to attract investors alongside us, the likes of Invesco and CalSTRS and Texas Teachers and other current partners of Normandy's, the ability to attract some of those investors alongside, who will also be great partners, pay fees, pay promotes. I think it brings all that to the table for us. Now we're going to continue to be disciplined with our investors’ capital. We're not going to pour -- like I said, we mentioned that 15%, 20% cap on at-risk investing for our investors' dollars. We'll be -- continue to be disciplined on that, but I do think this does open the door and provides us the base from which to increase; and are part of our profitability and our earnings, value creation opportunities. So yes.

John Kim
Well, can you discuss what the different multiples you use to value the different fee streams' worth?

James A. Fleming
John, we're not -- we can't really -- we won't really get into that at this point. What we will do, as we provide guidance for next year, we'll provide some building blocks so you can understand how this fits with the company. I will say we did look at each different type of fee stream. We evaluated it with our bankers. In terms of durability, we diligenced this to make sure that the numbers we were looking at were really real and were holding up during the year. And we looked at multiples that had been paid on other transactions, both in the private and public real estate, with public and private real estate targets, with our bankers. And so we feel good about it, but that's all really we can say this point.
Operator
There are no further questions at this time. I will turn the call back to Nelson Mills for closing remarks.
E. Nelson Mills
Well, thank you, everyone, for joining us today. We really do appreciate you participating; and for the questions, great questions. And we really are grateful for your ongoing interest in Columbia Property Trust.
And as you can tell, we're very excited about the future and value creation opportunities going forward, and we do look forward to updating you with more details on our recent transaction. And we'll soon be able to provide more guidance on the rest of this year and 2020.
So thank you again for your time, and please reach out to us anytime with any questions. And we hope to see you soon. Have a great evening.
Operator
Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.